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Exhibit (a)(2)

[Form of Election Form]

STOCK OPTION EXCHANGE PROGRAM

[links to Home, Webcast, Offer Document, Election Form, Q&A, Email & Question and Glossary sections of the website]

Election Form

You've reached the on-line Election Form for the Stock Option Exchange Program. Below is a list of your outstanding option grants. This list should conform to the Personnel Option Summary that has already been mailed to you. If the information on this Form does not conform to the Summary or if you have not received your summary by April 30, 2001, please contact Kym Hall or Tammy Hall in Stock Administration in Redwood City, CA.

This outstanding options do not include the option granted under BroadVision's Employee Stock Purchase Plan on November 2, 1999 in connection with the listing and sale of shares of BroadVision common stock on the Neuer Markt section of the Frankfurt, Germany Stock Exchange. Those options are not eligible for this Stock Option Exchange Program.

This Election Form and the consequences of your election to cancel underwater options by submitting this form are governed by and subject to the Offer to Exchange filed with the Securities and Exchange Commission and which is accessible in its entirety on the Offer Document link above.

TO BE EFFECTIVE, YOU MUST SUBMIT YOUR ELECTION BY THE DEADLINE OF 5:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 25, 2001 (OR SUCH LATER DATE IF THE OFFER TO EXCHANGE IS EXTENDED).

INSTRUCTIONS:
Click the box corresponding to the option you want to cancel and exchange for a replacement option to be granted on November 27, 2001 (or such later date if the Offer to Exchange is extended).

If you make a mistake, either click "Reset" below or click on the box again to remove the election.

When you are satisfied with your election, click "Submit" below and you will have made your election.

You can change your election as many times as you want before the deadline described above.


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After you click Submit, a Confirmation Page will appear detailing your election.
You should print and retain a copy of this Confirmation page for your records.

If you have any questions, please submit them through OptionExchange@broadvision.com (or use the link above).

[links to Home, Webcast, Offer Document, Election Form, Q&A, Email & Question and Glossary sections of the website]